Securities and Exchange Commission

100 F Street, N.E.

Judiciary Plaza

Washington, DC  20549

Ladies and Gentlemen:

  I hereby authorize Erik T. Hoover, General Counsel

and Secretary, or any Assistant Secretary, or their respective successors in office, to sign and file on my behalf SEC Forms 3, 4 and 5 or any other SEC forms relating to changes in beneficial ownership of securities of DuPont de Nemours, Inc. (the Company).  This authorization shall remain in effect as long as I am a director of the Company unless it is earlier specifically revoked by me.

      Very truly yours,

      /s/ Amy G. Brady

      Amy G. Brady

      Director

      September 30, 2019